United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

S&T Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-12508	25-1434426
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Philadelphia Street, Indiana, PA	15701
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone number, including area code(800) 325-2265

Former name or address, if changed since last report Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2014 S&T Bancorp, Inc. (S&T) approved a discretionary cash bonus of $286,404 in the aggregate to be paid to 12 S&T executives, including S&T’s Chief Executive Officer, S&T’s Chief Financial Officer and the other two Named Executive Officers from the Proxy Statement for the 2013 Annual Shareholders Meeting (Proxy) who continue to be officers of S&T. This payment represents 10% of each of the executive’s base salary earned during 2013.

As disclosed in the Compensation Discussion and Analysis section of the Proxy, based on the recommendation of S&T’s senior management, the Compensation Committee approved that there would be no salary increases or incentive plans (management incentive and long term incentive) for executives in 2013. This was due to lower earnings in 2012, which created a lower base from which future performance could be measured.

However, S&T’s performance far exceeded the expectations of management and the Board of Directors in 2013, with net income increasing by 48% and earnings per share increasing by 44%. S&T’s stock price appreciated by 40% during 2013. This better than expected performance was due to much improved asset quality, solid loan growth, successful integration of 2012 mergers and the implementation of expense control initiatives.

In light of this significant improvement in S&T’s performance in 2013, it was determined that it would be appropriate to award the bonuses described above to 12 S&T executives, which have a value that is considerably less than what would have been the value received by these 12 executives if there had been a typical management incentive plan and long term incentive plan in place for 2013. There were no salary increases for these executives in 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

S&T Bancorp, Inc.

February 25, 2014	/s/ Mark Kochvar

Mark Kochvar
Senior Executive Vice President, Chief Financial Officer